UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 5, 2012

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 5, 2012, pursuant to the terms of the Share Purchase Agreement (the “Purchase Agreement”), dated as of March 8, 2012, as amended on April 5, 2012, among Cornerstone OnDemand, Inc. (the “Company”), Dolphin Acquisition Limited, a company incorporated under the laws of New Zealand and a wholly-owned subsidiary of the Company (the “Subsidiary”), Sonar Limited, a company incorporated under the laws of New Zealand (“Sonar”), and each individual or entity listed on Schedule 1.1(a) thereto, and, with respect to Article VIII thereof only, Michael Carden, in his capacity as stockholder representative, the Company caused the Subsidiary to acquire all of the issued and outstanding shares of Sonar for approximately $12.5 million in cash and $1.0 million in restricted shares of common stock of the Company. A copy of the Purchase Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Item 8.01 Other Events.

On April 9, 2012, the Company issued a press release announcing the completion of its acquisition of Sonar. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated April 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam L. Miller
Adam L. Miller President, Chief Executive Officer and Director

Date: April 9, 2012